Exhibit 99.1

CONTACTS:

Timothy K. Zimmerman	Andrew W. Hasley	Susan A. Parente
Chief Executive Officer	President	Executive Vice President & Chief
412.856.0363	412.856.0363	Financial Officer
		412.856.0363

RELEASE DATE: October 26, 2017

STANDARD AVB FINANCIAL CORP. ANNOUNCES THIRD QUARTER EARNINGS

AND A QUARTERLY DIVIDEND PAYMENT

Monroeville, Pennsylvania – October 26, 2017 – Standard AVB Financial Corp. (the “Company”) - (OTCQX: STND), the holding company for Standard Bank PaSB, today announced earnings for the quarter ended September 30, 2017 of $1.9 million, or $0.42 per share, compared to $401,000, or $0.17 per share, for the quarter ended September 30, 2016. As previously disclosed, the merger of Allegheny Valley Bancorp, Inc. with and into Standard Financial Corp. was consummated at the close of business on April 7, 2017. There were no merger related expenses during the quarter ended September 30, 2017. Net income for the third quarter of 2016 included merger-related expenses of $709,000 ($468,000 after-tax). Excluding the after-tax impact of the 2016 merger-related expenses, net income would have been $869,000, or $0.38 per share, for the quarter ended September 30, 2016. The Company’s annualized return on average assets and average equity were 0.79% and 5.84%, respectively, for the quarter ended September 30, 2017 compared to 0.33% and 2.19%, respectively, for the quarter ended September 30, 2016 (0.71% and 4.74%, respectively, excluding the merger-related expenses).

For the nine months ended September 30, 2017, net income was $2.9 million, or $0.75 per share compared to $2.2 million, or $0.85 per share for the nine months ended September 30, 2016. Merger-related expenses for the nine months ended September 30, 2017 were $3.1 million ($2.1 million after tax) and $709,000 for the nine months ended September 30, 2016 ($468,000 after tax). Excluding the after-tax impact of merger-related expenses, earnings would have been $5.0 million, or $1.30 per share, compared to $2.6 million, or $1.03 per share, for the nine months ended September 30, 2016. The Company’s annualized return on average assets and average equity were 0.48% and 3.44%, respectively, (0.82% and 5.91%, respectively, excluding the merger-related expenses) for the nine months ended September 30, 2017 compared to 0.60% and 3.96%, respectively, for the nine months ended September 30, 2016 (0.73% and 4.82%, respectively, excluding the merger-related expenses).

The Company’s board of directors declared a quarterly cash dividend of $0.221 per share of the Company’s common stock. The dividend will be payable to stockholders of record as of November 2, 2017 and will be paid on November 16, 2017.

Timothy K. Zimmerman, CEO, stated, “This quarter we successfully completed the conversion of all customer facing processes, including data processing platforms, internal systems and operational departments. As anticipated, the current quarter and year to date periods have been directly and indirectly impacted by the amount of management time and expenses associated with the merger transaction. However, we are encouraged by the initial financial results. We remain committed to loan growth, good asset quality and control of non-interest expenses as we concentrate on post conversion projects and initiatives.”

All comparisons to year-end 2016 and the three and nine months ended September 30, 2016 that follow are to Standard Financial Corp. only, before the merger date.

Total assets at September 30, 2017 increased 102% to $987.4 million, from $488.0 million at December 31, 2016. Net loans receivable at September 30, 2017 were $747.3 million, compared to $381.5 million at December 31, 2016. The 96% increase in loans was a result of the acquisition and also organic growth in commercial mortgage, commercial business and residential mortgage loans during the period.

Total deposits at September 30, 2017 increased 96% to $711.7 million from $362.2 million at December 31, 2016. Borrowed funds increased 169% to $134.5 million from $50.0 million. The increase in deposits and borrowed funds was primarily related to the acquisition and funding for loan growth.

Stockholders’ equity of $133.3 million at September 30, 2017 increased 83% from $73.0 million at December 31, 2016. The increase is due primarily to the issuance of 2,168,097 shares of stock as merger consideration in the acquisition.

Net interest income was $7.6 million for the three months ended September 30, 2017 compared to $3.2 million for the three months ended September 30, 2016. The increase was primarily due to growth from the acquisition and increased loan production during the quarter. The net interest margin for the 2017 quarter was 3.34%, compared to 2.81% for the same period in the prior year, due primarily to an increase in the yield on interest-earning assets, and a decrease in the yield on interest-bearing liabilities. Net interest income was $18.0 million for the nine months ended September 30, 2017, compared to $9.6 million for the nine months ended September 30, 2016, due primarily to growth from the acquisition. The net interest margin for the 2017 nine month period was 3.19%, compared to 2.83% for the same period in the prior year, due to a lower yield on interest-bearing liabilities, an increase in non-interest bearing deposits from the acquisition, and an increase in the yield on interest-earning assets.

The provision for loan losses recorded for the three months ended September 30, 2017 was $100,000 compared to $105,000 for the three months ended September 30, 2016. A provision of $267,000 was recorded for the nine months ended September 30, 2017, compared to $105,000 for the nine months ended September 30, 2016. Non-performing loans at September 30, 2017 were $2.6 million, or 0.35% of total loans compared to $1.1 million, or 0.29% of total loans at December 31, 2016.

Noninterest income totaled $1.0 million for the quarter ended September 30, 2017 compared to $651,000 for the quarter ended September 30, 2016 and $2.7 million for the nine months ended September 30, 2017 compared to $2.0 million for the 2016 period. The increase for both periods was due to increased service charges on deposits and higher investment management fees, primarily related to the acquisition.

Noninterest expenses totaled $5.8 million for the quarter ended September 30, 2017, compared to $3.3 million for the quarter ended September 30, 2016. For the nine months ended September 30, 2017, noninterest expenses totaled $16.3 million compared to $8.4 million for the nine months ended September 30, 2016. The nine month period in 2017 included merger expenses totaling $3.1 million. The three and nine month periods in 2016 included merger expenses totaling $709,000. Excluding the merger expenses, the higher non-interest expenses in the 2017 periods were due mainly to increases in compensation, premises and other operating expenses as a result of including the operations of Allegheny Valley Bank beginning as of the close of business on April 7, 2017.

Standard AVB Financial Corp., with total assets of $987.4 million at September 30, 2017, is the parent company of Standard Bank, PaSB, a Pennsylvania chartered savings bank which operates 17 offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland. Standard Bank is a member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

(More)

Standard AVB Financial Corp. (1)

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
OPERATIONS DATA:	2017	2016	2017	2016
Interest and Dividend Income	$9,094	$4,101	$21,570	$12,176
Interest Expense	1,446	881	3,562	2,616
Net Interest Income	7,648	3,220	18,008	9,560
Provision for Loan Losses	100	105	267	105
Net Interest Income after Provision for Loan Losses	7,548	3,115	17,741	9,455
Noninterest Income	1,013	651	2,733	1,951
Noninterest Expenses	5,763	2,585	13,227	7,708
Merger Expenses	-	709	3,089	709
Income before Income Tax Expense	2,798	472	4,158	2,989
Income Tax Expense	862	71	1,274	821
Net Income	$1,936	$401	$2,884	$2,168

Earnings Per Share - Basic	$0.42	$0.17	$0.75	$0.85
Earnings Per Share - Diluted	$0.41	$0.16	$0.73	$0.82
Annualized Return on Average Assets	0.79%	0.33%	0.48%	0.60%
Average Assets	$979,563	$487,970	$808,473	$482,012
Annualized Return on Average Equity	5.84%	2.19%	3.44%	3.96%
Average Equity	$132,691	$73,281	$111,745	$72,971
Net Interest Spread	3.13%	2.73%	3.01%	2.75%
Net Interest Margin	3.34%	2.81%	3.19%	2.83%

	September 30,	December 31,
FINANCIAL CONDITION DATA:	2017	2016
Total Assets	$987,381	$487,966
Cash and Cash Equivalents	20,789	10,520
Investment Securities	141,474	61,180
Loans Receivable, Net	747,334	381,532
Deposits	711,653	362,187
Borrowed Funds	134,490	50,010
Total Stockholders' Equity	133,290	72,990

Book Value Per Share	$27.87	$28.00
Tangible Book Value Per Share	$21.68	$24.64

Allowance for Loan Losses	$3,945	$3,837
Non-Performing Loans	$2,649	$1,115
Allowance for Loan Losses to Total Loans	0.53%	1.00%
Allowance for Loan Losses to Non-Performing Loans	148.9%	344.1%
Non-Performing Assets to Total Assets	0.31%	0.28%
Non-Performing Loans to Total Loans	0.35%	0.29%

(1) Financial highlights are for the three and nine months ended September 30, 2017 and September 30, 2016, respectively and reflect the financial results of Standard AVB Financial Corp. The 2017 periods include the acquisition of Allegheny Valley Bancorp, Inc., effective as of the close of business April 7, 2017.

(2) On August 22, 2017 the Company changed its fiscal year end to December 31.

STANDARD AVB FINANCIAL CORP.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

EXPLANATION OF OUR USE OF NON-GAAP MEASURES

In addition to the results of operations presented in accordance with generally accepted accounting principles (GAAP), our management uses, and this exhibit contains, certain non-GAAP financial measures, such as net income excluding merger-related expenses, earnings per share excluding merger-related expenses, returns on average assets excluding merger-related expenses and returns on stockholders’ equity excluding merger-related expenses. We believe these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance, our business and performance trends, and facilitate comparisons with the performance of others in the financial service industry.

Although we believe that the above mentioned non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP follows.

Standard AVB Financial Corp.

Reconciliation of Certain Non-GAAP Financial Measures

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016

Net Income (GAAP)	$1,936	$401
After tax merger-related expenses (GAAP)	-	468
Net income, excluding merger-related expenses	$1,936	$869

Earnings Per Share - Basic
GAAP	$0.42	$0.17
Excluding merger-related expenses	n/a	$0.38

Earnings Per Share - Diluted
GAAP	$0.41	$0.16
Excluding merger-related expenses	n/a	$0.36

Average Assets (GAAP)	$979,563	$487,970

Return on Average Assets
GAAP	0.79%	0.33%
Excluding merger-related expenses	n/a	0.71%

Average Equity (GAAP)	$132,691	$73,281

Return on Average Equity
GAAP	5.84%	2.19%
Excluding merger-related expenses	n/a	4.74%

	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016

Net Income (GAAP)	$2,884	$2,168
After tax merger-related expenses (GAAP)	2,070	468
Net income, excluding merger-related expenses	$4,954	$2,636

Earnings Per Share - Basic
GAAP	$0.75	$0.85
Excluding merger-related expenses	$1.30	$1.03

Earnings Per Share - Diluted
GAAP	$0.73	$0.82
Excluding merger-related expenses	$1.26	$1.00

Average Assets (GAAP)	$808,473	$482,012

Return on Average Assets
GAAP	0.48%	0.60%
Excluding merger-related expenses	0.82%	0.73%

Average Equity (GAAP)	$111,745	$72,971

Return on Average Equity
GAAP	3.44%	3.96%
Excluding merger-related expenses	5.91%	4.82%